                                                                    Exhibit 99.1

                                                                GILBERT M. MEYER
                                                                              OR
                                                             JEFFREY B. VAN HORN
                                                                  (408) 983-1500


                  BAY APARTMENT COMMUNITIES REPORTS 17 PERCENT
                  --------------------------------------------

                            GROWTH IN FFO PER SHARE
                            -----------------------


     (SAN JOSE, CA), April 22, 1998--Bay Apartment Communities, Inc., (NYSE/PCX
Symbol: BYA), a multifamily real estate company, said Funds From Operations
(FFO) per share on a weighted average, diluted basis increased by approximately 17 percent in the first quarter of 1998 over comparable FFO in the first quarter of 1997.

     For the quarter ended March 31, 1998, Bay reported FFO of $19,736,000, or $.68 per share on a weighted average, diluted basis, versus FFO of $13,321,000, or $.58 per share on the same basis, in the first quarter of fiscal 1997. FFO for the fourth quarter of 1997 was $18,329,000, or $.65 per share.

     The company noted that FFO per share for the quarter increased despite a
26.9 percent increase in the weighted average, diluted shares from approximately
23.0 million shares outstanding during the quarter ended March 31, 1997 to approximately 29.2 million shares outstanding during the quarter ended March 31, 1998.

     The increase in weighted average, diluted shares outstanding reflects the effect of four transactions involving the sale of more than 6.7 million shares of the company's Common Stock during fiscal 1997.

     "We continued to generate excellent financial results, reflecting the quality of our communities and the strength of our markets," said Gilbert M. Meyer, chairman and chief executive officer.

                                     -more-

    BAY APARTMENT COMMUNITIES REPORTS 17 PERCENT GROWTH IN FFO PER SHARE-2


     "Our most significant transaction during the first quarter was the announcement on March 9, 1998 that Bay had signed a definitive merger agreement with Avalon Properties, Inc. Under the terms of the proposed merger Avalon will merge into Bay and Bay will be renamed Avalon Bay Communities, Inc., which will result in a combined company with a total market capitalization of approximately $3.7 billion and a portfolio of 140 communities containing more than 40,500 apartment homes. These communities are located in 29 high barrier-to-entry markets, including all of the ten top apartment markets in the U.S. This transaction is subject to the approval of the stockholders of both companies," he continued.

     During the quarter, Bay also completed the sale of $150 million of senior unsecured notes. This transaction had three tranches: $50 million of the notes bear interest at 6.25 percent and will mature in five years; $50 million of the notes bear interest at 6.50 percent and will mature in seven years; and $50 million of the notes bear interest at 6.625 percent and will mature in ten years. The net proceeds to Bay, after underwriting discounts, commissions and all other issuance costs, were approximately $148.7 million. The weighted average, all-in interest rate on the $150 million of senior unsecured notes is approximately 6.59 percent.

     Bay's debt to total market capitalization at March 31, 1998 was approximately 33.3 percent versus approximately 24.1 percent at March 31, 1997. The weighted average interest rate on all of Bay's debt at March 31, 1998 was
6.47 percent.

     For the first quarter of 1998, Bay reported revenues of $45,385,000 versus revenues of $26,257,000 for the same period a year ago. Bay's net income for the first quarter of 1998 was $12,979,000, or $.34 of diluted earnings available per common share, compared with net income of $7,771,000, or $.33 of diluted earnings available per common share on the same basis, for the first quarter of 1997.

     The company's portfolio-wide physical occupancy at March 31, 1998 was 97.5 percent versus 96.4 percent at December 31, 1997 and 97.7 percent at March 31, 1997. Physical occupancy for those periods excluded apartment communities undergoing substantial reconstruction and communities under construction and in lease-up. At March 31, 1998, the company had 16 communities undergoing substantial reconstruction and five communities under construction, one of which-Toscana-is in lease-up.

     Capitalized expenditures for the quarter were $40 per apartment home-$160 on an annualized basis-or approximately 3.4 percent of same period FFO.

     Bay's earnings before interest, income taxes, depreciation and amortization (EBITDA) on a "same store" basis increased by approximately 11.4 percent in the first quarter of 1998 over the first quarter of 1997. The EBITDA increase resulted from a 9.3 percent increase in same store revenues combined with a 3.9 percent increase in expenses.

                                     -more-

    BAY APARTMENT COMMUNITIES REPORTS 17 PERCENT GROWTH IN FFO PER SHARE-3


     For the quarter ended March 31, 1998, Bay reported dividends as a percentage of FFO of 61.7 percent versus 71.6 percent in the first quarter of 1997.

     During the first quarter of 1998, Bay completed transactions which added five apartment home communities, totaling 1,228 apartment homes. These transactions included completion of the previously announced acquisition of two apartment home communities from The Travelers Insurance Company. On January 7, 1998, Bay announced it had agreed to purchase five apartment home communities in Southern California from Travelers for a total purchase price of approximately $132.6 million. Three of the acquisitions closed on December 31, 1997. The remaining two acquisitions, which closed on January 28, 1998, included the acquisition of the Amberway Apartments, a 272-apartment home community in Anaheim, and the Arbor Park Apartments, a 260-apartment home community in Upland. Bay paid approximately $17.5 million for the Amberway community and approximately $12.4 million for the Arbor Park community. Bay has redevelopment and reconstruction programs planned at these communities.

     Bay acquired its second community in the Warner Center area in Southern California with the purchase of Warner Oaks, a 227-apartment home community in Woodland Hills. Bay paid approximately $20.0 million for Warner Oaks and plans to invest in a substantial redevelopment and reconstruction program at the community.

     Other acquisitions in the quarter included the Laguna Brisas Apartments, a 176-apartment home community in Laguna Niguel, California. Bay paid approximately $17.2 million for the community and assumed approximately $10.4 million in variable rate tax-exempt bonds with an all-in interest rate of approximately 5.37 percent at March 31, 1998. Bay plans to enhance and complete the redevelopment and reconstruction program at this community already initiated by the prior owners.

     The company also acquired the Cabrillo Square Apartments, a high rise apartment home community in downtown San Diego containing 293 homes. Bay paid approximately $22.9 million for the community and plans to invest in a substantial redevelopment and reconstruction program at the community.

     "With these five first quarter 1998 acquisitions, we have greatly enhanced our presence in Southern California from 14 to 19 communities in highly desirable markets," noted Meyer.

     The company said it also has continued its aggressive redevelopment and reconstruction programs. Bay began the quarter with reconstruction programs at 19 communities and completed work at two Southern California communities, Lafayette Place in Costa Mesa and Villa Serena in Rancho Santa Margarita. "Bay originally spent approximately $25.2 million to purchase these two communities and invested a total of approximately $10.0 million more for redevelopment and reconstruction programs. In addition, we initiated reconstruction programs at Crossbrook and the five communities acquired during the first quarter of 1998," said Max L. Gardner, executive vice president and chief operating officer.

                                     -more-

    BAY APARTMENT COMMUNITIES REPORTS 17 PERCENT GROWTH IN FFO PER SHARE-4


     At the end of the first quarter of 1998, Bay had 23 communities undergoing redevelopment and reconstruction programs with total budgeted reconstruction costs of approximately $149.0 million, most of which will be spent during the next two years. During the first quarter, Bay had an average of approximately 629 apartment homes under substantial reconstruction and out-of-service and 531 apartment homes out-of-service at the end of the quarter.

     Dan Murphy, vice president-development, added that construction at the company's five communities under development in Northern California are all six to eight weeks behind schedule due to the heavy rains experienced this winter. These include Toscana, a planned 710-apartment home community in Sunnyvale; CentreMark, a planned 311-apartment home community in San Jose; Paseo Alameda, a planned 305-apartment home community in San Jose; Rosewalk II, a planned second phase to the company's successful Rosewalk community in San Jose which will contain 156-apartment homes; and Bay Towers, a planned 226-apartment home community in the Rincon Hill area of San Francisco.

     At Toscana, the company has leased approximately 451 apartment homes, net of cancellations, with approximately 420 currently occupied. Despite the heavy rains, the company continues to expect to deliver the first apartment homes at CentreMark during the third quarter of 1998 and at both the Paseo Alameda and Rosewalk II communities during the fourth quarter of 1998. Shoring and foundation work is continuing at Bay Towers.

     During the quarter, Bay continued its planning and development activities for the Mountain View, California land site on which it currently plans to build at least 200 apartment homes.

     In April, the company acquired a 5.05 acre site on The Alameda in downtown San Jose on which it plans to build, subject to certain governmental approvals, an apartment home community with up to 288 apartment homes and approximately 8,500 square feet of retail space. Bay paid approximately $4.7 million for the site, which is located on the major artery running through downtown San Jose. The property is located two blocks from the Diridon Station, the major transportation hub for San Jose which serves CalTrain, Amtrak, Greyhound, Santa Clara Valley Transit Agency (SCVTA) bus and a planned extension of the SCVTA light rail. The property is within walking distance to downtown San Jose restaurants, museums, and office buildings and the San Jose Arena, home to the Sharks, San Jose's National Hockey League team.



                                     -more-

    BAY APARTMENT COMMUNITIES REPORTS 17 PERCENT GROWTH IN FFO PER SHARE-5


     Bay Apartment Communities is a fully integrated, multifamily real estate investment trust focused on the acquisition, development, redevelopment, construction, reconstruction and management of high quality apartment home communities. The company's portfolio consists of 59 communities containing 16,741 apartment homes, including homes delivered at Toscana, a partially developed community in Sunnyvale, California. The company's portfolio includes 37 apartment home communities in the San Francisco Bay Area and Northern California, 19 communities in Southern California and three communities in the Pacific Northwest. The company also owns five land sites in the San Francisco Bay Area on which it is building five communities which will contain an aggregate of approximately 1,216 apartment homes, including the remaining apartment homes under construction at Toscana. The company also owns two additional land sites in the San Francisco Bay Area for future development.

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release are statements that involve risks and uncertainties, including, but not limited to, the demand for apartment homes, the effects of economic conditions, the impact of competition and competitive pricing, changes in construction costs, the results of financing efforts, potential acquisitions under agreement, the effects of the company's accounting policies and other risks detailed in the company's filings with the Securities and Exchange Commission.

                                    # # # #

                        FINANCIAL AND OPERATIONAL DATA
                                  (UNAUDITED)
                             For the Quarter Ended

                                       March 31,          Dec. 31,           Sept. 30,          June 30,          March 31,
                                         1998               1997               1997               1997               1997
                                    -------------------------------------------------------------------------------------------
Dollars in thousands, except per share and per unit
RESULTS OF OPERATIONS:
Revenue:
Rental revenue                       $ 43,666           $ 36,079           $ 31,583           $ 28,817           $ 25,393
Other revenue                           1,719              1,179              1,155                963                864
                                    -------------------------------------------------------------------------------------------
     Total revenue                     45,385             37,258             32,738             29,780             26,257
Expenses:
Property operating                     10,344              8,711              7,561              6,772              5,971
Property taxes                          3,626              2,899              2,405              2,250              1,914
General and administrative              2,016              1,705              1,718              1,517              1,367
Abandoned project costs                   150                 40                140                450                 80
Interest and financing                  6,249              3,752              3,243              3,800              3,317
Depreciation and amortization           9,867              7,957              6,927              6,426              5,699
                                    -------------------------------------------------------------------------------------------
  Total expenses                       32,252             25,064             21,994             21,215             18,348
                                    -------------------------------------------------------------------------------------------
Income before minority interest        13,133             12,194             10,744              8,565              7,909
Minority interest                        (154)              (155)               (91)               (86)              (138)
                                    -------------------------------------------------------------------------------------------
  Net income                           12,979             12,039             10,653              8,479              7,771

Preferred dividend requirement:
    Series A & B                       (1,174)            (1,174)            (1,174)            (1,146)            (1,146)
    Series C & D                       (2,855)            (1,469)            (1,222)              (149)              --
                                    -------------------------------------------------------------------------------------------
Earnings available to common
shares                                $ 8,950            $ 9,396            $ 8,257            $ 7,184            $ 6,625

Earnings available per common share:(1)
    Basic                              $ 0.34             $ 0.37             $ 0.36             $ 0.33             $ 0.33
    Diluted                            $ 0.34             $ 0.37             $ 0.36             $ 0.33             $ 0.33

FUNDS FROM OPERATIONS (FFO):
FFO(2)                               $ 19,736           $ 18,329           $ 16,178           $ 14,591           $ 13,321
  per share
    Basic                              $ 0.71             $ 0.68             $ 0.66             $ 0.62             $ 0.61
    Diluted                            $ 0.68             $ 0.65             $ 0.63             $ 0.59             $ 0.58

FFO
  per share annualized
    Basic                              $ 2.84             $ 2.72             $ 2.64             $ 2.46             $ 2.44
    Diluted                            $ 2.71             $ 2.59             $ 2.51             $ 2.35             $ 2.32

FUNDS AVAILABLE FOR
DISTRIBUTION (FAD):(3)               $ 18,829           $ 17,498           $ 15,710           $ 14,072           $ 13,033

FAD per share
    Basic                              $ 0.67             $ 0.65             $ 0.64             $ 0.59             $ 0.59
    Diluted                            $ 0.65             $ 0.62             $ 0.61             $ 0.57             $ 0.57


                        BAY APARTMENT COMMUNITIES, INC.
                        FINANCIAL AND OPERATIONAL DATA
                                  (UNAUDITED)

                             For the Quarter Ended

                                          March 31,          Dec. 31,           Sept. 30,          June 30,          March 31,
                                            1998               1997               1997               1997               1997
                                  ---------------------------------------------------------------------------------------------
Dollars in thousands, except per share and per unit
FAD
  per share annualized
    Basic                                  $ 2.70             $ 2.59             $ 2.56             $ 2.37             $ 2.38
    Diluted                                $ 2.58             $ 2.47             $ 2.44             $ 2.27             $ 2.27

DIVIDEND DATA:

Dividends declared per share
  Common                                   $ 0.42             $ 0.42             $ 0.42             $ 0.41             $ 0.41
  Series A & B preferred                   $ 0.43             $ 0.43             $ 0.43             $ 0.42             $ 0.42

Dvidends as a percentage of funds
  from operations                            61.7%              66.2%              72.1%              70.4%              71.6%

Dividends as percentage of FAD               64.7%              69.3%              74.2%              73.1%              73.2%

BALANCE SHEET DATA:

Gross real estate assets              $ 1,506,470        $ 1,373,515        $ 1,083,574          $ 927,064          $ 789,226

Total gross assets                    $ 1,536,226        $ 1,396,681        $ 1,118,907          $ 945,123          $ 807,336

Debt:
       Fixed (4)                        $ 412,791          $ 263,284          $ 249,552          $ 208,753          $ 196,096
       Variable                            10,400              --                 --                28,435             28,435
                                   -------------------------------------------------------------------------------------------
         Subtotal                       $ 423,191          $ 263,284          $ 249,552          $ 237,188          $ 224,531
       Construction debt (5)              182,000            224,200             87,000             40,800             40,200
                                   -------------------------------------------------------------------------------------------
         Total debt                     $ 605,191          $ 487,484          $ 336,552          $ 277,988          $ 264,731

Weighted average interest rate,
  all debt                                   6.47%              6.54%              6.49%              6.53%              6.44%

Weighted average interest rate,
  excluding construction debt                6.47%              6.44%              6.37%              6.40%              6.33%

Total debt to total capitalization
  at market                                 33.25%             27.83%             22.42%             22.07%             24.14%

Total debt to book capitalization (6)       39.39%             34.90%             30.08%             29.41%             32.79%

Debt service coverage
  before cap. interest(7)                    4.32x              5.63x              5.77x              4.66x              4.83x

Debt service coverage
  including cap. interest(8)                 3.00x              3.51x              3.71x              3.46x              3.73x

Fixed debt as a percentage
  of total debt                              68.2%              54.0%              74.2%              75.1%              74.1%

Fixed debt as a percentage of total
  debt, excluding construction debt          97.5%             100.0%             100.0%              88.0%              87.3%



                        BAY APARTMENT COMMUNITIES, INC.
                        FINANCIAL AND OPERATIONAL DATA
                                  (UNAUDITED)

                             For the Quarter Ended

                                          March 31,          Dec. 31,           Sept. 30,          June 30,          March 31,
                                            1998               1997               1997               1997               1997
                              -----------------------------------------------------------------------------------------------
Dollars in thousands, except per share and per unit
OPERATIONAL DATA:

Capital expenditures per unit (9)        $     40           $     37           $     23           $     45          $     31

Capital expenditures per unit,
 annualized                              $    160           $    148           $     92           $    179          $    122

Occupancy at end of period (10)              97.5%              96.4%              97.9%              97.4%             97.7%

Average rent at end of period            $  1,029           $  1,023           $  1,039           $    995           $ 1,014

Number of units                            16,669             15,297             12,194             10,544             9,187

Same store revenues (11)                 $ 20,237           $ 19,876           $ 19,577           $ 19,014          $ 18,522

Same store operating expenses (11)       $  5,508           $  5,465           $  5,445           $  5,391          $  5,300

Same store EBITDA (11)                   $ 14,729           $ 14,411           $ 14,132           $ 13,623          $ 13,222

Average same store rent at end
 of period (11)                          $  1,061            $ 1,047           $  1,030           $  1,006          $    986


Same store occupancy at end of
 period (11)                                 98.3%              97.1%              98.2%              98.0%             97.8%

STOCK DATA:

Common stock price at end of
 period                                  $37.1250           $39.0000          $ 39.9375          $ 37.0000         $ 35.8750

Common and convertible preferred
shares outstanding

 Common                                26,197,865         26,077,518         24,968,136         22,275,002        20,472,785

 Convertible preferred stock-
  Series A & B                          2,713,822          2,713,822          2,713,822          2,713,822         2,713,822
                                   ----------------------------------------------------------------------------------------------
Total common and convertible
   preferred shares outstanding        28,911,687         28,791,340         27,681,958         24,988,824        23,186,607

Weighted average common and
 convertible preferred
 shares outstanding
  Common                               26,172,571         25,258,094         22,745,075         21,824,601        19,997,068
  Convertible preferred stock-
    Series A & B                        2,713,822          2,713,822          2,713,822          2,713,822         2,713,822
Assumed conversion of common
 stock equivalents                        278,669            324,137            344,473            295,378           279,088
                                   ----------------------------------------------------------------------------------------------
Diluted common and convertible
   preferred shares outstanding        29,165,062         28,296,053         25,803,370         24,833,801        22,989,978

Series C & D cumulative
 preferred stock                        5,567,700          5,567,700          2,300,000          2,300,000             --

                         BAY APARTMENT COMMUNITIES, INC.
                         FINANCIAL AND OPERATIONAL DATA
                                   (UNAUDITED)


(1) The company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which provides for basic earnings per share to be computed by dividing income available to common stockholders by the weighted average number of shares outstanding during the period and diluted earnings per share computed to reflect the potential dilution that could occur if securities to issue Common Stock were exercised or converted into Common Stock.

(2) Funds from operations is the definition of FFO adopted in 1995 by the NAREIT Board of Governors. It represents net income plus all depreciation and amortization, except depreciation for non-real estate assets and amortization of recurring financing costs.

(3) Funds available for distribution represents net income plus all depreciation and amortization less capital expenditures and loan principal payments.

(4)  Fixed debt includes floating rate debt swapped to a long-term fixed rate.

(5) Construction debt includes amounts drawn from the line of credit for development, redevelopment, construction and reconstruction purposes.

(6)  Book capitalization excludes accumulated depreciation.

(7) Debt service coverage represents EBITDA divided by the sum of interest expense and loan principal amortization payments (excluding balloon payments).

(8) Debt service coverage represents EBITDA divided by the sum of interest expense, capitalized interest and loan principal amortization payments (excluding balloon payments).

(9) The company, as a matter of policy, expenses any apartment-related expenditure less than $5,000. These normally include any expenditure related to the interior of an apartment. The company typically capitalizes expenditures such as those for new security gate systems, leasing pavilion reconstruction and redecorating, roofing repair and replacement, exterior siding repair and repainting and parking area resurfacing. Capitalized expenditures as described here exclude major reconstruction costs incurred in conjunction with the acquisition and repositioning of apartment communities. Such costs are added to the purchase price of those communities. Capitalized expenditures also exclude costs such as those expended for construction of new garages or installation of water conservation devices which almost immediately and permanently either earn additional revenue or reduce expenses.

(10) Physical occupancy is that at the end of the period indicated.

(11) Same store communities consist of 24 apartment communities comprising a total of 6,354 apartment homes. These apartment communities include all those which were owned for all of 1997 and to date during 1998 and to which the company made no major renovations after January 1, 1997.

                        BAY APARTMENT COMMUNITIES, INC.
                                 DEBT ANALYSIS
                                  (UNAUDITED)

                                March 31, 1998

                 Details                    Balance           Matures               Rate           Interest Rate Protection
                 -------                    -------           -------               ----           ------------------------
                                            (000's)
Notes secured by properties:

      Tax-exempt variable rate              $ 87,720       November 2022-       6.48% (a)        Interest rate is fixed until
      under interest rate swap                               June 2025                           June 2010.

      Tax-exempt variable rate                87,380       November 2007-       5.88% (b)        Interest rate is fixed until
      under interest rate swap                               March 2017                          March 2004.

      Tax-exempt fixed rate                   19,782       March 2012           7.87% (a)        Interest rate is fixed until
                                                                                                 April 2002.

      Tax-exempt variable rate                20,660       June 2025            5.80% (a)        Interest rate is fixed until
      under interest rate swap                                                                   July 2007.

      Tax-exempt variable rate                 7,590       June 2025            5.50% (a)        Interest rate is fixed until
      under interest rate swap                                                                   September 2002.

      Tax-exempt variable rate                10,400       March 2009           5.37% (c)

      Fixed rate                              12,870       May 2004             7.25%

      Fixed rate                              11,637       May 2001             7.31%

      Fixed rate                              14,152       August 2004          7.65%
                                         --------------
                          Subtotal           272,191

Unsecured notes:

      Senior fixed rate notes                 50,000       January 2003         6.43% (a)

      Senior fixed rate notes                 50,000       January 2005         6.63% (a)

      Senior fixed rate notes                 50,000       January 2008         6.71% (a)

      Fixed rate                               1,000         July 1999          6.50%
                                         --------------
                            Subtotal         151,000

Line of credit (d)                           182,000       May 2000           LIBOR+0.90%
                                         --------------

                               Total       $ 605,191
                                         ==============

--------------------------------------------------------------------------------

 (a) This rate represents an all-in financing cost, including amortization of deferred financing costs.

 (b) The 5.88% rate excludes the amortization of financing costs paid by the sponsor prior to the IPO; if such costs were included, the all-inclusive effective rate would be 6.30%.

 (c) The 5.37% rate represents an all-in financing cost, including amortization of deferred financing costs. The debt floats in a seven-day put bond mode with a current interest rate of 3.70%.

 (d) The line of credit balance was used for development, redevelopment, construction and reconstruction purposes.